Exhibit 99.1


 Charles River Laboratories Announces Fourth-Quarter and Full-Year 2005 Results


     WILMINGTON, Mass.--(BUSINESS WIRE)--Feb. 8, 2006--Charles River Laboratories International, Inc. (NYSE:CRL):

       - Q4 Sales Reach $291 Million and 2005 Sales Exceed $1.1 Billion -

      - Q4 GAAP Earnings Per Share of $0.69 and $0.59 on a Non-GAAP Basis -

     - 2005 GAAP Earnings Per Share of $1.96 and $2.29 on a Non-GAAP Basis -

                           - Reaffirms 2006 Guidance -

     Charles River Laboratories International, Inc. (NYSE:CRL) today reported fourth-quarter and full-year 2005 financial results. Net sales for the fourth quarter of 2005 increased 22.3% to $291.2 million, including a negative foreign exchange effect of 2.8%, compared to $238.1 million reported in the fourth quarter of 2004. The increase was due primarily to a strong performance by the Preclinical Services business, which benefited from continuing robust demand for outsourced preclinical services and the October 2004 acquisition of Inveresk Research Group, as well as increased sales of North America Research Models and In Vitro products.
     Net income on a GAAP basis was $50.4 million, or $0.69 per diluted share, in the fourth quarter of 2005, compared to $20.1 million, or $0.32 per diluted share, in the fourth quarter of 2004. On a non-GAAP basis, net income for the fourth quarter increased to $42.9 million compared to $31.2 million in the fourth quarter of 2004, an increase of 37.6%. Non-GAAP earnings per diluted share for the fourth quarter of 2005 increased 22.9% to $0.59, compared to $0.48 per diluted share in the fourth quarter of 2004. Non-GAAP results in the fourth quarter of 2005 exclude the impact of charges related to the acquisition of Inveresk, the impairment of fixed assets, intangible assets and lease obligations, severance costs, accelerated vesting of certain stock options, and a net benefit from repatriation of accumulated income earned outside the United States under the American Jobs Creation Act of 2004.
     For fiscal 2005, net sales increased 46.3% to $1.12 billion from $766.9 million in 2004. Net income on a GAAP basis was $142.0 million, or $1.96 per diluted share, compared to $89.8 million, or $1.68 per diluted share, in 2004. On a non-GAAP basis, net income for 2005 increased 55.4% to $165.8 million, compared to $106.7 million in 2004. Non-GAAP earnings per diluted share were $2.29, compared to $1.98 per diluted share in 2004, an increase of 15.7%. Non-GAAP results for 2005 exclude the impact of charges related to the acquisition of Inveresk, the impairment of fixed assets, intangible assets and lease obligations, severance costs, accelerated vesting of certain stock options, and the net benefit from repatriation of accumulated income earned outside the United States.
     James C. Foster, Chairman, President and Chief Executive Officer said, "Throughout 2005, our focus remained on fully supporting our customers while improving operating efficiency as we integrated the Inveresk operations with Charles River. We were very pleased with our Preclinical Services sales results, and ended the year with continuing robust demand for our services, especially in toxicology. We significantly improved the Preclinical non-GAAP operating margin, which on a year-over-year basis, increased to 21.9% from 17.4% in 2004. Our focus on Clinical Services' operations resulted in a non-GAAP operating margin increase to 15.3% for 2005 from 12.1% in the first quarter of 2005. And in December, we were pleased to see higher sales of research models. North America sales were up 12.7% for the quarter, which we believe is an indicator of demand for 2006."
     "We are enthusiastic about 2006 as we focus on internal development and organic growth. The demand for drug development products and outsourced services is continuing to grow, and we are expanding our facilities to accommodate our customers' needs. Our West Coast research model facility expansion, which is scheduled to open in phases from late 2006 to mid-2007, will provide additional production capacity and needed space for preconditioning services. In Preclinical Services, we opened a large expansion in Montreal in early 2005 which is currently operating near capacity. In 2006, we will have additional capacity coming on line in a number of our existing facilities beginning with Edinburgh at the end of the first quarter, and ending with a new state-of-the-art facility in Massachusetts late in the fourth quarter. Another new facility will open in Nevada in mid-2007. These investments in our physical plant will significantly expand our preclinical capacity, positioning us to support our clients as they increase their use of strategic outsourced services. Our discussions with pharmaceutical and biotechnology clients confirm our belief that they will continue to outsource, and I'm very pleased to say that in the fourth quarter, we signed an amendment to an existing preferred provider agreement with a large biotechnology client which provides for additional services and dedicated space," he said.

     Fourth-Quarter Actions

     As the Company announced previously, a one-time, primarily non-cash charge was recorded in the fourth quarter of 2005 for impairment of fixed assets, intangible assets and lease obligations and for severance costs related to headcount reductions. The charges related to the planned closure of Preclinical Services Wisconsin, one of the Company's two Interventional and Surgical Services facilities; exiting one floor of the Company's Cary, North Carolina, Clinical Services facility; and severance costs resulting from the Wisconsin closure and headcount reductions in the Clinical Services and Research Models and Services (RMS) businesses. Also as previously announced, the Company recorded a one time, non-cash charge for the accelerated vesting of certain stock options. The net after tax effect of the fourth-quarter charges was $6.2 million, or $0.08 per diluted share.
     Also in the fourth quarter of 2005, the Company repatriated $148.0 million of its accumulated income earned outside the United States (U.S.) in a distribution that qualified for the reduced tax rate under the American Jobs Creation Act of 2004. At the time of the Inveresk acquisition, and in anticipation of repatriating Inveresk's pre-acquisition non-U.S. earnings, the Company recorded a $41.0 million deferred tax liability using its regular U.S. corporate tax rate of 35%. During the fourth quarter of 2005, the Company recognized a one-time net after-tax benefit of $26.2 million, or $0.36 per diluted share; this benefit incorporates the impact of the repatriation, a tax reorganization, and the decision not to repatriate the remaining pre-acquisition non-U.S. Inveresk earnings. The Company decided not to repatriate the remaining pre-acquisition non-U.S. Inveresk earnings due to increased demand for cash outside the U.S. to fund expansion of the Company's preclinical facilities and increased United Kingdom pension funding requirements.

     Business Segments Results

     Research Models and Services

     Fourth-quarter 2005 net sales for the RMS segment of the business were $125.6 million compared to $119.0 million in the previous year, an increase of 5.5% including a negative foreign exchange effect of 3.5%. Growth was due primarily to North America Research Model sales, which increased 12.7%, and In Vitro products, which gained 18.7%. The large animal business also reported significantly higher sales growth of 30.9%. Sales growth was partially offset by the negative effect of foreign exchange in our European and Japanese operations, and by the services businesses, particularly Transgenic Services sales in the United States. Primarily as a result of lower services sales, the effect of an additional week in the fourth quarter, and higher fuel costs, the gross margin declined slightly to 40.8% from 41.0% reported in the fourth quarter of 2004. However, higher fourth-quarter sales resulted in an operating margin improvement to 30.0% from 29.2% in the same period in 2004. When excluding $0.4 million of severance costs incurred as a result of headcount reductions, the non-GAAP operating margin was 30.3%.
     Charles River's results are reported on a fiscal year basis which is the twelve-month period ending on the last Saturday in December. As a result, the Company periodically reports a 53-week year, with the additional week included in the fourth quarter. This was the case in 2005.
     For fiscal 2005, RMS net sales were $503.2 million, an increase of 5.6% from the $476.7 million reported in 2004. Sales of North America Research Models gained 10.3% for the year and In Vitro Detection rose 23.7%, offset in part by slower growth rates for other businesses in the segment, especially Research Model Services. The gross margin was 42.9% compared to 43.4% in 2004, and the operating margin was 31.8% compared to 32.0% in 2004.

     Preclinical Services

     Net sales for the Preclinical Services segment were $132.7 million in the fourth quarter of 2005, an increase of 40.0% from the $94.8 million reported in the fourth quarter of 2004. The increase was due to continuing strong demand for outsourced development services and the acquisition of Inveresk.
     The segment's gross margin declined to 32.8% from 33.1% in the fourth quarter of 2004. Operating income was $9.1 million in the fourth quarter of 2005, compared to $4.8 million last year. The operating margin was 6.9% compared to 5.1% in the fourth quarter of 2004, with the increase due primarily to higher sales and improved capacity utilization. When excluding amortization of $11.1 million related to the Inveresk acquisition and charges of $6.5 million due to the planned closure of Preclinical Services Wisconsin, the fourth-quarter non-GAAP operating margin rose to 20.1% from 18.3% in the fourth quarter of 2004.
     On a sequential basis, the Preclinical fourth-quarter non-GAAP operating margin declined to 20.1% from 24.0% in the third quarter of 2005. The primary drivers of the margin decrease were the impact of the 53rd week, the negative effect of foreign exchange on operating costs in Montreal and an increase in period costs.
     For fiscal 2005, Preclinical net sales were $488.5 million compared to $266.0 million in 2004, an increase of 83.7%. The gross margin for 2005 rose to 34.7% from 32.4% in 2004, and the operating margin was 12.0% compared to 12.6% in 2004. When excluding amortization of $41.8 million related to the Inveresk acquisition and the fourth-quarter charges, the non-GAAP operating margin increased to 21.9% from 17.4% in 2004, a gain of 450 basis points.

     Clinical Services

     For the fourth quarter of 2005, net sales for the Clinical Services segment were $32.8 million. The gross margin was 32.6% and the operating margin was 0.5%. When excluding amortization of $3.1 million related to the Inveresk acquisition and fourth-quarter charges of $1.8 million resulting from the leasehold impairment and headcount reduction, the non-GAAP operating margin was 15.5%.
     For fiscal 2005, Clinical net sales were $130.5 million, the gross margin was 33.3%, and the operating margin was 4.6%. When excluding amortization of $12.1 million related to the Inveresk acquisition and the fourth-quarter charges, the non-GAAP operating margin was 15.3%.

     Backlog

     The backlog for Preclinical and Clinical Services at December 31, 2005, was $448 million compared to $431 million at the end of the third quarter and $425 million at the end of 2004. Net bookings increased 11.7% to $184 million and the net book-to-bill ratio rose to 1.11 from 1.06 in the third quarter of 2005. The Company does not report backlog for the RMS business segment because turnaround time from placement to completion of orders, both for products and services, is rapid.

     Stock Repurchase Program

     As previously disclosed, Charles River presently has an authorization to repurchase $100.0 million of its common stock. The stock purchases will be made from time to time on the open market, through block trades or otherwise in compliance with Rule 10b-18 of the federal securities laws. Depending on market conditions and other factors, these repurchases may be commenced or suspended at any time or from time to time without prior notice. Funds for the repurchases are expected to come from cash on hand or cash generated by operations.

     As of December 31, 2005, the Company had repurchased 396,000 shares at a total cost of $17.5 million. Through February 8, 2006, the Company purchased an additional 128,400 shares at a total cost of $5.7 million. There are currently no specific plans for the shares that have been or may be purchased under the program. As of December 31, 2005, Charles River had approximately 72.4 million shares of common stock outstanding.

     2006 Outlook

     The following forward-looking guidance is based on current foreign exchange rates.
     The Company reaffirmed its expectation that 2006 revenue growth will be in a range of 7% to 9%, including a 1% negative effect from foreign exchange. The Company also reaffirmed its expectation that GAAP earnings per diluted share for 2006, which include the effect of the implementation on January 1, 2006, of Statement of Financial Accounting Standards No. 123R (SFAS 123R), "Share-Based Payment," are expected to be in a range of $1.95 to $2.01. Non-GAAP earnings per diluted share are expected to be in a range of $2.34 to $2.40, and when excluding the effect of SFAS 123R, 2006 non-GAAP earnings per diluted share are expected to be in a range of $2.46 to $2.52, which is consistent with the Company's previous guidance. A reconciliation of GAAP to non-GAAP estimated earnings per diluted share is as follows:


$ in Millions, Except Per Share Amounts         2006E      2006E EPS
GAAP EPS                                                 $ 1.95-$2.01
Stock Option Expense                           $ 12.6    $       0.12
EPS (excluding stock option expense)                     $ 2.07-$2.13
Inveresk Amortization                          $ 41.1    $       0.38
Inveresk Compensation Charges                  $  1.2    $       0.01
NON-GAAP EPS (excluding stock option expense)            $ 2.46-$2.52
Stock Option Expense                           $ 12.6    $       0.12
NON-GAAP EPS (including stock option expense)            $ 2.34-$2.40

     Webcast

     Charles River Laboratories has scheduled a live webcast on Thursday, February 9, at 8:30 a.m. ET to discuss matters relating to this press release. To participate, please go to ir.criver.com and select the webcast link. You can also find the associated slide presentation and reconciliations to comparable GAAP measures on the website. The webcast will be available until 5:00 p.m. ET on February 17, 2006.

     Use of Non-GAAP Financial Measures

     This press release contains non-GAAP financial measures which exclude, among other items, amortization of intangible assets and other charges related to the Inveresk acquisition. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. We believe that the inclusion of non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our core operating results and future prospects, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying exhibits to, this press release, and can also be found on the Company's website at ir.criver.com.

     Caution Concerning Forward-Looking Statements. This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "expect," "will," "may," "estimate," "plan," "outlook," and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements also include statements regarding the future demand for drug discovery and development products and services, including the outsourcing of these services; the impact of specific actions intended to improve overall operating efficiencies and profitability, particularly with respect to the Interventional and Surgical Services, Transgenic Services, and Clinical Services businesses; expectations regarding future stock option, restricted stock and other equity grants to the Company's employees and directors; the timing of the opening of new and expanded facilities; and Charles River's future performance as delineated in our forward-looking guidance, and particularly our expectations with respect to sales growth, efficiency improvements and operating synergies. Forward-looking statements are based on Charles River's current expectations and beliefs, and involve a number of risks and uncertainties that are difficult to predict and that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: challenges arising from the integration of Inveresk Research Group; a decrease in research and development spending or a decrease in the level of outsourced services; acquisition integration risks; the ability to convert backlog to sales; special interest groups; contaminations; industry trends; new displacement technologies; USDA and FDA regulations; changes in law; continued availability of products and supplies; loss of key personnel; interest rate and foreign currency exchange rate fluctuations; changes in tax regulation and laws; changes in generally accepted accounting principles; and any changes in business, political, or economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas. A further description of these risks, uncertainties, and other matters can be found in the Risk Factors detailed in Charles River's Annual Report on Form 10-K as filed on March 9, 2005, as well as other filings we make with the Securities and Exchange Commission. Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River, and Charles River assumes no obligation and expressly disclaims any duty to update information contained in this news release except as required by law.

     About Charles River Laboratories

     Charles River Laboratories, based in Wilmington, Massachusetts, is a global provider of solutions that advance the drug discovery and development process. Our leading-edge products and services are designed to enable our clients to bring drugs to market faster and more efficiently. Backed by our rigorous, best-in-class procedures and our proven data collection, analysis and reporting capabilities, our products and services are organized into three categories spanning every step of the drug development pipeline: Research Models and Services, Preclinical Services, and Clinical Services. Charles River's customer base includes all of the major pharmaceutical companies and many biotechnology companies, government agencies and leading hospitals and academic institutions. Charles River's 8,400 employees serve clients in more than 50 countries. For more information on Charles River, visit our website at www.criver.com.



            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
           (dollars in thousands, except for per share data)

                       Three Months Ended       Twelve Months Ended
                      -----------------------  -----------------------
                        Dec. 31,    Dec. 25,     Dec. 31,    Dec. 25,
                          2005        2004         2005        2004

Total net sales       $  291,155  $  238,061   $1,122,228  $  766,917
Cost of products
 sold and services
 provided                185,610     152,341      693,493     468,351
                      ----------- -----------  ----------- -----------
Gross margin             105,545      85,720      428,735     298,566
Selling, general and
 administrative           54,099      39,287      189,544     121,448
Amortization of
 intangibles              15,170      13,204       58,172      16,795
                      ----------- -----------  ----------- -----------
Operating income          36,276      33,229      181,019     160,323
Interest income
 (expense)                (5,600)     (4,572)     (20,432)     (8,521)
Other, net                   803         679         (174)        723
                      ----------- -----------  ----------- -----------
Income before income
 taxes and minority
 interests                31,479      29,336      160,413     152,525
Provision for income
 taxes                   (19,332)      9,171       16,576      61,156
                      ----------- -----------  ----------- -----------
Income before
 minority interests       50,811      20,165      143,837      91,369
Minority interests          (393)        (88)      (1,838)     (1,577)
                      ----------- -----------  ----------- -----------
Net income            $   50,418  $   20,077   $  141,999  $   89,792
                      =========== ===========  =========== ===========

Earnings per common
 share
   Basic              $     0.70  $     0.33   $     2.04  $     1.81
   Diluted            $     0.69  $     0.32   $     1.96  $     1.68
Weighted average number
 of common shares
 outstanding
   Basic              71,775,081  60,341,786   69,730,056  49,601,021
   Diluted            73,161,997  67,035,677   72,902,385  56,045,848


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        (dollars in thousands)


                                             December 31, December 25,
                                                    2005        2004
Assets
Current assets
   Cash and cash equivalents                 $   114,821  $   207,566
   Trade receivables, net                        203,274      201,794
   Inventories                                    65,270       61,914
   Other current assets                           35,727       39,032
                                             ------------ ------------
      Total current assets                       419,092      510,306
Property, plant and equipment, net               399,454      357,149
Goodwill, net                                  1,413,307    1,422,586
Other intangibles, net                           199,148      256,294
Deferred tax asset                                67,911       50,412
Other assets                                      34,708       30,088
                                             ------------ ------------
      Total assets                           $ 2,533,620  $ 2,626,835
                                             ============ ============

Liabilities and Shareholders' Equity
Current liabilities
   Current portion of long-term debt         $    80,195  $    80,456
   Accounts payable                               30,447       28,672
   Accrued compensation                           40,358       46,037
   Deferred income                               116,302      117,490
   Other current liabilities                      88,110       76,460
                                             ------------ ------------
      Total current liabilities                  355,412      349,115
Long-term debt                                   215,895      605,388
Other long-term liabilities                      125,816      190,035
                                             ------------ ------------
      Total liabilities                          697,123    1,144,538
                                             ------------ ------------
Minority interests                                 9,718        9,792
Total shareholders' equity                     1,826,779    1,472,505
                                             ------------ ------------
Total liabilities and shareholders' equity   $ 2,533,620  $ 2,626,835
                                             ============ ============


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
           SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                        (dollars in thousands)

                               Three Months Ended  Twelve Months Ended
                               ------------------- -------------------
                                Dec. 31,  Dec. 25,   Dec. 31, Dec. 25,
                                  2005      2004       2005     2004
Research Models and Services
  Net sales                    $125,603  $119,017 $  503,168 $476,668
  Gross margin                   51,288    48,852    215,649  206,797
  Gross margin as a % of net
   sales                           40.8%     41.0%      42.9%    43.4%
  Operating income               37,685    34,721    159,756  152,556
  Operating income as a % of
   net sales                       30.0%     29.2%      31.8%    32.0%
  Depreciation and amortization   5,216     4,760     20,016   17,872
  Capital expenditures            7,367    11,194     24,742   26,559

Preclinical Services
  Net sales                    $132,709  $ 94,772 $  488,549 $265,977
  Gross margin                   43,564    31,329    169,684   86,230
  Gross margin as a % of net
   sales                           32.8%     33.1%      34.7%    32.4%
  Operating income                9,116     4,815     58,594   33,622
  Operating income as a % of
   net sales                        6.9%      5.1%      12.0%    12.6%
  Depreciation and amortization  17,522    14,943     67,602   25,443
  Capital expenditures           19,044    11,747     71,266   18,493

Clinical Services
  Net sales                    $ 32,843  $ 24,272 $  130,511 $ 24,272
  Gross margin                   10,693     5,539     43,402    5,539
  Gross margin as a % of net
   sales                           32.6%     22.8%      33.3%    22.8%
  Operating income                  152       731      6,005      731
  Operating income as a % of
   net sales                        0.5%      3.0%       4.6%     3.0%
  Depreciation and amortization   3,738     2,994     14,837    2,994
  Capital expenditures              305       284        660      284


Unallocated Corporate Overhead $(10,677) $ (7,038)$  (43,336)$(26,586)


Total
  Net sales                    $291,155  $238,061 $1,122,228 $766,917
  Gross margin                  105,545    85,720    428,735  298,566
  Gross margin as a % of net
   sales                           36.3%     36.0%      38.2%    38.9%
  Operating income               36,276    33,229    181,019  160,323
  Operating income as a % of
   net sales                       12.5%     14.0%      16.1%    20.9%
  Depreciation and amortization  26,476    22,697    102,455   46,309
  Capital expenditures           26,716    23,225     96,668   45,336


            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
                  RECONCILIATION OF GAAP TO NON-GAAP
           SELECTED BUSINESS SEGMENT INFORMATION (UNAUDITED)
                        (dollars in thousands)

                            Three Months Ended   Twelve Months Ended
                          ---------------------- ---------------------
                            Dec. 31,   Dec. 25,    Dec. 31,  Dec. 25,
                              2005       2004        2005      2004
Research Models and
 Services
  Net sales               $  125,603 $  119,017 $  503,168 $  476,668
  Operating income            37,685     34,721    159,756    152,556
  Operating income as a %
   of net sales                 30.0%      29.2%      31.8%      32.0%
  Add back:
    Severance                    365          -        365          -
                           ---------- ---------- ---------- ----------
  Operating income,
   excluding specified
   charges (Non-GAAP)         38,050     34,721    160,121    152,556
  Non-GAAP operating
   income as a % of net
   sales                        30.3%      29.2%      31.8%      32.0%

Preclinical Services
  Net sales               $  132,709 $   94,772 $  488,549 $  265,977
  Operating income             9,116      4,815     58,594     33,622
  Operating income as a %
   of net sales                  6.9%       5.1%      12.0%      12.6%
  Add back:
    Amortization related
     to acquisition           11,113      9,610     41,788      9,610
    Impairment                 6,258          -      6,258          -
    Severance                    252          -        252          -
    Proteomics write-off           -      2,956          -      2,956
                           ---------- ---------- ---------- ----------
  Operating income,
   excluding specified
   charges (Non-GAAP)         26,739     17,381    106,892     46,188
  Non-GAAP operating
   income as a % of net
   sales                        20.1%      18.3%      21.9%      17.4%

Clinical Services
  Net sales               $   32,843 $   24,272 $  130,511 $   24,272
  Operating income               152        731      6,005        731
  Operating income as a %
   of net sales                  0.5%       3.0%       4.6%       3.0%
  Add back:
    Amortization related
     to acquisition            3,130      2,493     12,116      2,493
    Impairment                 1,573          -      1,573          -
    Severance                    246          -        246          -
                           ---------- ---------- ---------- ----------
  Operating income,
   excluding specified
   charges (Non-GAAP)          5,101      3,224     19,940      3,224
  Non-GAAP operating
   income as a % of net
   sales                        15.5%      13.3%      15.3%      13.3%


Unallocated Corporate
 Overhead                 $  (10,677)$   (7,038)$  (43,336)$  (26,586)
  Add back:
    Stock-based
     compensation related
     to acquisition              697      2,303      7,804      2,303
    Acceleration of stock
     options                   1,556          -      1,556          -
    Repatriation               1,305          -      1,305          -
                           ---------- ---------- ---------- ----------
  Unallocated corporate
   overhead, excluding
   specified charges (Non-
   GAAP)                      (7,119)    (4,735)   (32,671)   (24,283)


Total
  Net sales   $  291,155 $  238,061 $1,122,228 $  766,917
  Operating income            36,276     33,229    181,019    160,323
  Operating income as a %
   of net sales                 12.5%      14.0%      16.1%      20.9%
  Add back:
    Amortization related
     to acquisition           14,243     12,103     53,904     12,103
    Impairment                 7,831          -      7,831          -
    Severance                    863          -        863          -
    Stock-based
     compensation related
     to acquisition              697      2,303      7,804      2,303
    Acceleration of stock
     options                   1,556          -      1,556          -
    Repatriation               1,305          -      1,305          -
    Proteomics write-off           -      2,956          -      2,956
                           ---------- ---------- ---------- ----------
  Operating income,
   excluding specified
   charges (Non-GAAP)         62,771     50,591    254,282    177,685
  Non-GAAP operating
   income as a % of net
   sales                        21.6%      21.3%      22.7%      23.2%


Charles River management believes that non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.

            CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
         RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS
           (dollars in thousands, except for per share data)


                         Three Months Ended     Twelve Months Ended
                       ----------------------- -----------------------
                          Dec. 31,    Dec. 25,    Dec. 31,   Dec. 25,
                            2005        2004        2005       2004

Net income             $   50,418  $   20,077  $  141,999  $   89,792

Add back:
  Amortization related
   to acquisition          14,243      12,103      53,904      12,103
  Stock-based
   compensation
   related to
   acquisition                697       2,303       7,804       2,303
  Tax effect               (2,403)     (4,791)    (17,888)     (4,791)
                       ----------- ----------- ----------- -----------
  Inveresk Charges         12,537       9,615      43,820       9,615

  Impairment /
   Proteomics               7,831       2,956       7,831       2,956
  Severance                   863           -         863           -
  Minority Interest on
   Proteomics write-
   off                          -        (345)          -        (345)
  Acceleration of
   stock options            1,556           -       1,556           -
  Deferred financing
   cost                         -         105           -         105
  Tax effect               (4,078)     (1,210)     (4,078)     (1,210)
                       ----------- ----------- ----------- -----------
  Fourth-Quarter
   Actions                  6,172       1,506       6,172       1,506

  Repatriation fees         1,305           -       1,305           -
  Deferred tax
   reversal               (28,271)          -     (28,271)          -
  Deferred financing
   cost                     2,155           -       2,155           -
  Tax effect               (1,403)          -      (1,403)          -
                       ----------- ----------- ----------- -----------
  Repatriation            (26,214)          -     (26,214)          -

  Deferred tax asset
   write-off                    -           -           -       7,900
  Valuation allowance
   release                      -           -           -      (2,111)
                       ----------- ----------- ----------- -----------
  European
   Reorganization               -           -           -       5,789

                      ------------------------------------------------
Net income, excluding
 specified charges
 (Non-GAAP)            $   42,913  $   31,198  $  165,777  $  106,702
                       =========== =========== =========== ===========

Calculation of earnings
 per common share,
 excluding
 specified charges
 (Non-GAAP):
Net income for purposes
 of calculating earnings
 per share,
 excluding specified
 charges (Non-GAAP)    $   42,913  $   31,198  $  165,777  $  106,702
After-tax equivalent
 interest expense on
 3.5% senior
 convertible
 debentures                     -       1,090       1,208       4,125
                       ----------- ----------- ----------- -----------
Income for purposes of
 calculating diluted
 earnings
 per share, excluding
 specified charges
 (Non-GAAP)            $   42,913  $   32,288  $  166,985  $  110,827
                       =========== =========== =========== ===========

Weighted average
 shares outstanding -
 Basic                 71,775,081  60,341,786  69,730,056  49,601,021
Effect of dilutive
 securities:
 3.5% senior
 convertible
 debentures                     -   4,759,455   1,462,474   4,759,455
Stock options and
 contingently issued
 restricted stock       1,241,411   1,593,121   1,424,740   1,346,665
Warrants                  145,505     341,315     285,115     338,707
                       ----------- ----------- ----------- -----------
Weighted average
 shares outstanding -
 Diluted               73,161,997  67,035,677  72,902,385  56,045,848
                       =========== =========== =========== ===========

Basic earnings per
 share                 $     0.70  $     0.33  $     2.04  $     1.81
Diluted earnings per
 share                 $     0.69  $     0.32  $     1.96  $     1.68

Basic earnings per
 share, excluding
 specified charges
 (Non-GAAP)            $     0.60  $     0.52  $     2.38  $     2.15
Diluted earnings per
 share, excluding
 specified charges
 (Non-GAAP)            $     0.59  $     0.48  $     2.29  $     1.98


Charles River management believes that non-GAAP financial measures provide useful information to allow investors to gain a meaningful understanding of our core operating results and future prospects, without the effect of one-time charges, consistent with the manner in which management measures and forecasts the Company's performance. The non-GAAP financial measures included are not meant to be considered superior to, or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations.



     CONTACT: Charles River Laboratories International, Inc.
              Susan E. Hardy, 781-262-7616
              Corporate Vice President, Investor Relations